Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of BigCommerce Holdings, Inc. for the registration of Series 1 common stock and to the incorporation by reference therein of our report dated February 26, 2021, with respect to the consolidated financial statements of BigCommerce Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

February 11, 2022